Exhibit 99.1
ASGN Incorporated Reports First Quarter 2022 Results
Financial Results Exceeded Previously-announced Guidance Estimates

April 27, 2022

RICHMOND, VA.— (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT services and solutions, including technology, creative, and digital, across the commercial and government sectors, reported financial results for the quarter ended March 31, 2022.

Q1 2022 Highlights

•Revenues were $1.1 billion, up 20.3 percent over the first quarter of 2021
•Income from continuing operations was $67.6 million, up 57.9 percent over the first quarter of 2021
•Net income was $66.8 million, up 37.2 percent over the first quarter of 2021
•Adjusted EBITDA (a non-GAAP measure) from continuing operations was $134.8 million, or 12.4 percent of revenues, up from $96.9 million, or 10.7 percent of revenues
•Spent $76.9 million to repurchase of 684,176 shares of the Company's common stock

Management Commentary

“2022 is off to a very strong start, with revenues and Adjusted EBITDA for the first quarter exceeding the high end of our guidance ranges,” said ASGN Chief Executive Officer, Ted Hanson. “Revenues of approximately $1.1 billion improved 20.3 percent year-over-year, while Adjusted EBITDA of $134.8 million increased 39.1 percent compared to the prior-year period and also set a new record for the first quarter. The continued outperformance of our Commercial Segment, combined with our Federal Government Segment’s consistent year-over-year performance, have enabled ASGN to track ahead of the three-year financial targets we laid out this past September. This performance brings us closer to our goal of $6.0 billion in revenues by 2024.”

“It is clear that ASGN’s unique go-to-market strategy supports the future of work. In the commercial space, our digital transformation projects that assist our clients’ development of new tools and pathways that enhance their customer support and supply chain are in great demand. In the government market, artificial intelligence and machine learning remains at the forefront of ASGN’s expertise and the Department of Defense’s newly passed budget. Our strategic and financial objectives are well-aligned with industry tailwinds and will enable ASGN to remain a leading provider of IT services and solutions to the commercial and government end markets,” Mr. Hanson concluded.

First quarter of 2022 Financial Results - Summary

				Change
(In millions, except per share data)	Q1 2022	Q1 2021	Q4 2021	Y-Y	Sequential
Revenues
Commercial Segment	$832.9	$649.2	$790.5	28.3%	5.4%
Federal Government Segment	258.1	257.8	263.3	0.1%	(2.0)%
	1,091.0	907.0	1,053.8	20.3%	3.5%
Gross Margin
Commercial Segment	32.7%	30.6%	32.5%	2.1%	0.2%
Federal Government Segment	20.9%	17.5%	21.6%	3.4%	(0.7)%
Consolidated	29.9%	26.9%	29.8%	3.0%	0.1%

Income from continuing operations	$67.6	$42.8	$65.4	57.9%	3.4%
Income (loss) from discontinued operations	(0.8)	5.9	19.6	N/M	N/M
Net Income	$66.8	$48.7	$85.0	37.2%	(21.4)%

Earnings per share - Diluted
Continuing operations	$1.29	$0.80	$1.24	61.3%	4.0%
Discontinued operations	(0.01)	0.11	0.37	N/M	N/M
	$1.28	$0.91	$1.61	40.7%	(20.5)%

Non-GAAP Financial Measures (from Continuing Operations)
Adjusted Net Income	$82.1	$55.1	$82.1	49.0%	—%
Adjusted Net Income per diluted share	$1.57	$1.03	$1.55	52.4%	1.3%
Adjusted EBITDA	$134.8	$96.9	$130.3	39.1%	3.5%
Adjusted EBITDA margin	12.4%	10.7%	12.4%	1.7%	—%
__________
Notes:
The Company has two financial reporting segments: Commercial and Federal Government. The Commercial Segment is comprised of the Apex Systems, Creative Circle and CyberCoders divisions. The Federal Government Segment was formerly referred to as the ECS Segment.
Definitions of non-GAAP measures and reconciliation to GAAP measurements are included in the tables that accompany this release.
N/M means not meaningful.

Consolidated revenues for the first quarter of 2022 were up 20.3 percent over the same period of last year, or 18.7 percent after adjusting for the one additional Billable Day in the quarter. Revenues for the first quarter of 2022 included approximately $40.2 million from businesses acquired after the first quarter of 2021 accounting for 4.4 percentage points of the year-over-year growth rate.

Revenues from the Commercial Segment (76.3 percent of total revenues) were up 28.3 percent over the first quarter of last year. Assignment revenues totaled $628.2 million (75.4 percent of the segment's revenues), up 18.1 percent year-over-year. Consulting services revenues (virtually all IT services) were $204.7 million (24.6 percent of the segment's revenues), up 74.2 percent year-over-year. Consulting services included approximately $11.9 million in revenues from a business acquired in 2021.

Revenues from the Commercial Segment's IT services and solutions division accounted for 82.7 percent of the segment's revenues, up 25.8 percent over the first quarter of 2021 driven by high double-digit growth in consulting services and double-digit growth in assignment revenues. Revenues from the segment's creative digital marketing and permanent placement divisions accounted for 17.3 percent of the segment's revenues, up 41.5 percent year-over-year.

Revenues from the Federal Government Segment (23.7 percent of revenues) were flat year-over-year despite the first quarter of last year being a difficult comparable. The first quarter of last year benefited from higher spending levels on certain cost reimbursable contracts and revenues from a low-margin web service contract that the segment elected to not renew in the third quarter of last year. Federal Government revenues for the first quarter included $28.3 million from businesses acquired in 2021.

Gross margin for the first quarter of 2022 was 29.9 percent, up 3.0 percentage points over the first quarter of last year. Both business segments and all operating divisions reported year-over-year expansion in gross margin for the quarter. The expansion in gross margin of the Commercial Segment was driven by the double-digit growth of its high-margin services (commercial consulting, creative digital marketing and permanent placement services). The expansion in gross margin of the Federal Government Segment was driven by changes in business mix, including the contribution of high-margin businesses acquired in 2021 and a lower mix of revenues from low-margin services.

Selling, general and administrative ("SG&A") expenses were $212.1 million, up 29.1 percent year-over-year. This increase was commensurate with the growth in the business, changes in business mix and investments to support the high growth of the business. These investments were mainly in headcount, employee compensation and IT applications and systems.

Income from continuing operations for the first quarter of 2022 was $67.6 million ($1.29 per diluted share), up 57.9 percent over the first quarter of 2021. Net income was $66.8 million ($1.28 per diluted share), up 37.2 percent over the first quarter of 2021.

Adjusted EBITDA (a non-GAAP measure) was $134.8 million, up 39.1 percent over the first quarter of 2021. The Adjusted EBITDA margin for the quarter was 12.4 percent, up 170 basis points year-over-year related to the expansion in gross margin.

Liquidity and Capital Resources

The Company's primary source of liquidity is cash flows from operating activities, which have been sufficient to fund working capital and capital expenditure requirements.

At March 31, 2022, the Company had:
•Cash and cash equivalents of $502.4 million
•Full availability under its $250.0 million Senior Secured Revolving Credit Facility (due 2024)
•Outstanding Senior Secured Debt of $490.8 million (term B loan facility due 2025)
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028)

Borrowings under the Company’s $250.0 million Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 3.75 to 1.0. The Company's Senior Secured Debt leverage ratio was 0.96 to 1.0 at March 31, 2022.

Executive Management Update

ASGN also announced today that Executive Vice President and Chief Financial Officer, Ed Pierce, will be stepping down as CFO this coming August and will remain in a strategic role through the first quarter of 2023. As part of the Company’s long-term succession planning, ASGN and its Board of Directors have selected Marie Perry, an accomplished CFO and proven finance industry leader, as Mr. Pierce’s successor as CFO of the Company.

Ms. Perry, currently Executive Vice President at ASGN, joins the Company from Brink’s Inc., a global leader in total cash management, route-based secure logistics and payment solutions, where she most recently held the position of Chief Financial Officer for the company’s U.S. division. Prior to Brink’s, Ms. Perry was the Chief Financial Officer, Executive Vice President, and Chief Administrative Officer at Jamba Juice and held multiple finance roles, including Controller, Treasurer and interim CFO for Brinker International. She also spent approximately 14 years in roles of increasing responsibility within the finance team at American Airlines after beginning her career in public accounting with KPMG.

“Ed has been an integral part of ASGN since 2007, first as a member of our Board and then as our Executive Vice President and CFO for the past decade,” said Mr. Hanson. “Ed has been an invaluable partner to me since I assumed the role of Chief Executive Officer. On behalf of our Board of Directors and our entire company, I cannot thank Ed enough for his outstanding contributions to ASGN. We will certainly miss his presence and wish him the best in his well-deserved retirement.”

Mr. Hanson continued, “Given Ed’s well planned retirement, we are fortunate to have the opportunity to welcome Marie Perry into our team well in advance of Ed’s departure. Marie has already hit the ground running, and I anticipate her transition into the CFO role will be seamless.”

Second Quarter 2022 Financial Estimates

The Company's financial estimates for the second quarter of 2022, which are set forth below, are based on current operating trends and assume no significant deterioration in the markets ASGN serves. These estimates do not include any acquisition, integration or strategic planning expenses. Reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany this release.

(In millions, except per share data)	Low	High
Revenues	$1,108.0	$1,128.0
SG&A expenses(1)	209.7	212.8
Amortization of intangible assets	13.5	13.5
Net income	68.3	71.9

Earnings per share - Diluted:	$1.31	$1.38
Diluted shares outstanding	52.1	52.1
Gross margin	29.5%	29.7%
Effective tax rate(2)	27.2%	27.2%

Non-GAAP Financial Measures:
Adjusted EBITDA	$135.0	$140.0
Adjusted Net Income(3)	$81.5	$85.1
Adjusted Net Income per diluted share(3)	$1.56	$1.63
Adjusted EBITDA Margin	12.2%	12.4%
___________
(1) Includes non-cash expenses totaling $17.4 million, comprised of: (i) $11.3 million in stock-based compensation and (ii) $6.1 million in depreciation.
(2) Estimated effective tax rate before any excess tax benefits related to stock-based compensation.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.3 million each quarter, or $0.14 per diluted share, and represent the benefit of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on estimated of “Billable Days” of 63.5, which is the same number of days as the second quarter of 2021 and half a day more than the first quarter of 2022. Billable Days are defined as Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, and additional time taken off around holidays.

The implied revenue growth rate for the second quarter ranges from 13.7 percent to 15.7 percent. Guidance includes estimated revenues of $42.1 million from the three businesses acquired in 2021, which is approximately 4.3 percentage points of the implied growth rate for the second quarter of 2022.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET to review its financial results for the first quarter of 2022. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States), and the conference ID number is 13727785. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at www.asgn.com.

A replay of the conference call will be available beginning today at 7:30 p.m. ET until May 11, 2022. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13727785.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is a leading provider of IT services and solutions, including technology, creative, and digital, across the commercial and government sectors. ASGN helps corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. For more information, visit us at asgn.com.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue scenarios outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 1, 2022. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Results of Operations:
Revenues	$1,091.0	$907.0	$1,053.8
Costs of services	764.4	663.3	740.1
Gross profit	326.6	243.7	313.7
Selling, general and administrative expenses	212.1	164.3	202.4
Amortization of intangible assets	13.9	12.0	15.8
Operating income	100.6	67.4	95.5
Interest expense	(9.3)	(9.2)	(9.3)
Income before income taxes	91.3	58.2	86.2
Provision for income taxes	23.7	15.4	20.8
Income from continuing operations	67.6	42.8	65.4
Income (loss) from discontinued operations, net of income taxes	(0.8)	5.9	19.6
Net income	$66.8	$48.7	$85.0

Basic earnings per common share:
Continuing operations	$1.31	$0.81	$1.26
Discontinued operations	(0.01)	0.11	0.38
Net income	$1.30	$0.92	$1.64

Diluted earnings per common share:
Continuing operations	$1.29	$0.80	$1.24
Discontinued operations	(0.01)	0.11	0.38
Net income	$1.28	$0.91	$1.62

Number of shares and share equivalents used to calculate earnings per share:
Basic	51.6	53.0	52.0
Diluted	52.3	53.7	52.9

CONSOLIDATED SELECTED FINANCIAL DATA (Continued) (Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2022	2021
Summary Statements of Cash Flow Data:
Cash provided by operating activities	$56.0	$119.8
Cash provided by (used in) investing activities	0.2	(9.4)
Cash provided by (used in) financing activities	(83.4)	2.9

Reconciliation of GAAP to Non-GAAP Measure:
Cash provided by operating activities	$56.0	$119.8
Less - Cash flows from discontinued operations	—	(5.7)
Cash provided by operating activities from continuing operations	56.0	114.1
Less - Capital expenditures from continuing operations	(9.6)	(7.3)
Free Cash Flow from continuing operations (non-GAAP measure)	$46.4	$106.8

	March 31,	December 31,
	2022	2021
Summary Balance Sheet Data:
Cash and cash equivalents	$502.4	$529.6
Working capital	873.3	858.5
Goodwill and intangible assets, net	2,043.6	2,057.4
Total assets	3,491.2	3,502.8
Long-term debt	1,034.2	1,033.9
Total liabilities	1,622.0	1,637.4
Total stockholders’ equity	1,869.2	1,865.4

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Net income	$66.8	$48.7	$85.0
Income from discontinued operations, net of tax	(0.8)	5.9	19.6
Income from continuing operations	67.6	42.8	65.4
Interest expense	9.3	9.2	9.3
Provision for income taxes	23.7	15.4	20.8
Depreciation	6.2	7.5	6.3
Amortization of intangible assets	13.9	12.0	15.8
EBITDA (non-GAAP measure)	120.7	86.9	117.6
Stock-based compensation	12.8	9.2	11.0
Acquisition, integration and strategic planning expenses	1.3	0.8	1.7
Adjusted EBITDA (non-GAAP measure)	$134.8	$96.9	$130.3

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Net income	$66.8	$48.7	$85.0
Income from discontinued operations, net of tax	(0.8)	5.9	19.6
Income from continuing operations	67.6	42.8	65.4
Acquisition, integration and strategic planning expenses	1.3	0.8	1.7
Tax effect on adjustments	(0.3)	(0.2)	(0.4)
Non-GAAP net income	68.6	43.4	66.7
Amortization of intangible assets	13.9	12.0	15.8
Other	(0.4)	(0.3)	(0.4)
Adjusted Net Income (non-GAAP measure)(1)	$82.1	$55.1	$82.1

Per diluted share:
Net Income	$1.28	$0.91	$1.61
Adjustments	0.29	0.12	(0.06)
Adjusted Net Income (non-GAAP measure)(1)	$1.57	$1.03	$1.55

Common shares and share equivalents (diluted)	52.3	53.7	52.9
_________
(1) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets,” which currently total approximately $7.3 million per quarter (approximately $0.14 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR THE SECOND QUARTER OF 2022
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$68.3	$71.9
Interest expense	9.9	9.9
Provision for income taxes	25.5	26.9
Depreciation expense(2)	6.5	6.5
Amortization of intangible assets	13.5	13.5
EBITDA (non-GAAP measure)	123.7	128.7
Stock-based compensation	11.3	11.3
Adjusted EBITDA (non-GAAP measure)	$135.0	$140.0

	Low	High
Net income(1)	$68.3	$71.9
Amortization of intangible assets	13.5	13.5
Other	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(3)	$81.5	$85.1

Per diluted share:
Net income	$1.31	$1.38
Adjustments	0.25	0.25
Adjusted Net Income (non-GAAP measure)(3)	$1.56	$1.63

Common shares and share equivalents (diluted)	52.1	52.1
_______
(1)Does not include acquisition, integration and strategic planning expenses, or excess tax benefits related to stock-based compensation.
(2)Comprised of (i) $6.1 million of depreciation included in SG&A expenses and (ii) $0.4 million of depreciation included in costs of services.
(3)Does not include the "Cash Tax Savings on Indefinite-lived Intangible Assets". These savings total $7.3 million per quarter ($0.14 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated interim financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Management uses these non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, Senior Secured Debt leverage ratio and Revenues on a same Billable Days and Constant Currency basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA and Adjusted EBITDA provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses. These non-operating and non-cash items are specifically identified in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions. The calculation of Adjusted Net Income is presented in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Free Cash Flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities and is computed as presented in the tables that accompany this release.

The Senior Secured Debt leverage ratio is a ratio of the Company's Senior Secured Debt to trailing 12 months Adjusted EBITDA (gives effect to the divestiture of the Oxford business) and provides information about the Company's compliance with loan covenants.

Revenues calculated on a Same Billable Days and Constant Currency basis provide more comparable information by removing the effect of differences in the number of billable days and changes in currency exchange rates on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. To calculate revenues on Constant Currency basis, reported revenues are re-translated using foreign exchange rates from the comparable prior year period.

Contacts:
Ed Pierce
Chief Financial Officer
818-878-7900

ADDO Investor Relations
Kimberly Esterkin
310-829-5400 / kesterkin@addo.com